Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-265145) on Form S-8 of our report dated August 13, 2024, with respect to the consolidated and combined financial statements of Aspen Technology, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Boston, Massachusetts
August 13, 2024